Exhibit 99.1

Twitter Q1 2018 Shareholder Letter

San Francisco, CA

April 25, 2018

Highlights

•

Revenue growth accelerated in Q1, up 21% year-over-year, reflecting better-than-expected growth across all major products and geographies. Strong revenue performance also drove better-than-expected profitability, with GAAP net income of $61 million and GAAP net margin of 9%.

•

DAU grew 10% year-over-year, marking another quarter of double-digit year-over-year growth. We continue to make Twitter easier to use with the launch of Bookmarks and video timestamps, and we’re making it easier to follow topics, interests, and events with new, curated timelines of Tweets around breaking news events across different parts of Twitter.

•

We made meaningful progress in our ongoing safety and information quality work in Q1, and we are continuing to invest in improving the quality of content and the overall health of the conversation on Twitter.

In Q1’18, we achieved the following results:

•

Q1 revenue totaled $665 million, an increase of 21% year-over-year, or an increase of 27% year-over-year when excluding the approximately $23 million of revenue in Q1’17 from our fully-deprecated TellApart product.

o	Advertising revenue totaled $575 million, an increase of 21% year-over-year.
o	Data licensing and other revenue totaled $90 million, an increase of 20% year-over-year.
o	US revenue totaled $347 million, an increase of 2% year-over-year.
o	International revenue totaled $318 million, an increase of 53% year-over-year.
o	Total ad engagements increased 69% year-over-year.
o	Cost per engagement (CPE) decreased 28% year-over-year.
•	Q1 GAAP expenses totaled $590 million, approximately flat year-over-year.
•	Q1 non-GAAP expenses totaled $513 million, an increase of 10% year-over-year.
•	Q1 GAAP net income of $61 million compared to a net loss of $62 million in the previous year, representing a GAAP net margin of 9% and GAAP diluted EPS of $0.08.
•	Q1 non-GAAP net income of $123 million compared to $53 million in the previous year, representing a non-GAAP net margin of 18% and non-GAAP diluted EPS of $0.16.
•	Q1 adjusted EBITDA of $244 million compared to $170 million in the previous year, representing an adjusted EBITDA margin of 37%.
•	Average MAUs were 336 million for Q1, an increase of 3% year-over-year and an increase of 6 million compared to 330 million in the previous quarter.
o

As expected, MAU continued to be negatively impacted by changes made to Safari’s third-party app integration, which affected approximately 1 million MAUs in Q1, and by our ongoing information quality efforts.

o	Average US MAUs were 69 million for Q1, compared to 69 million in the year ago period and compared to 68 million in the previous quarter.
o	Average international MAUs were 267 million for Q1, compared to 257 million in the year ago period and compared to 262 million in the previous quarter.
•	DAU grew 10% year-over-year, compared to 12% year-over-year growth in Q4, marking another quarter of double-digit year-over-year growth.

Revenue growth accelerated in Q1, up 21% year-over-year, reflecting better-than-expected growth across all major products and geographies. Strong revenue performance also drove better-than- expected profitability, with GAAP net income of $61 million and GAAP net margin of 9%.

Total revenue reached $665 million in Q1, an increase of 21% year-over-year and a decrease of 9% sequentially, reflecting typical Q4-Q1 seasonality. Excluding TellApart, total revenue would have grown 27% year-over-year. Revenue growth was driven by continued strong ad engagement growth, improved revenue features, improved ROI, and better sales execution.

Total US revenue was $347 million, an increase of 2% year-over-year. Total international revenue was $318 million, an increase of 53% year-over-year. We saw growth across all regions with particular strength in the Asia-Pacific region. Japan continued to be our second largest revenue market, increasing 61% year-over-year and contributing $117 million, or 18% of total revenue in Q1.

Total advertising revenue was $575 million, an increase of 21% year-over-year. Key results to note:

•

Owned and operated (O&O) advertising revenue was $533 million, an increase of 28% year-over-year and decrease of 10% from the previous quarter, reflecting typical Q4-Q1 seasonality. We believe the strong growth in our O&O platform reflects continued sales momentum with advertisers built around increasingly differentiated product features and improved ROI.

•

Non-O&O advertising revenue was $42 million, a decrease of 28% year-over-year driven by a $23 million year-over-year decline from the deprecated TellApart product, which did not have any revenue in Q1. Excluding TellApart, non-O&O advertising revenue would have increased 18%.

•

Video now accounts for more than half of our ad revenue, and was our fastest growing ad format in Q1, with strength across in-stream pre-roll and mid-roll ads, FirstView, Video Website Cards, and Video App Cards.

•

By region, US advertising revenue totaled $288 million and international ad revenue totaled $287 million. International ad revenue increased 52%, led by strength in the Asia-Pacific region. Revenue growth in this region is being primarily driven by growth in video in Japan and performance ad products in our China export market. We expect these trends to continue, such that international ad revenue is expected to exceed US ad revenue in future quarters.

•	Our smaller self-serve channel also grew year-over-year, benefiting from ongoing investment in improved features for small and local businesses.

Data licensing and other revenue totaled $90 million, an increase of 20% year-over-year. We saw strength in both Data and Enterprise Solutions (DES) and MoPub, our mobile ad exchange platform.

Value for advertisers continued to improve in Q1, driven by ongoing ad engagement growth, improved product features, better ad relevance (as measured by clickthrough rates (CTR) and ad engagements), and better pricing. Total ad engagements increased 69% year-over-year, resulting from increased aggregate demand, continuing mix shift toward video ad impressions, and improved CTR, which grew on a year-over-year basis across the majority of ad types as ad relevance continues to improve. Our machine learning efforts continue to benefit advertisers as we continue to refine our targeting and ad-matching capabilities. CTR also benefited from the ongoing growth of more engaging video product features in Q1, such as the Video Website Card and Video App Card.

CPE decreased 28% year-over-year, primarily driven by the ongoing mix shift to video ad engagements (which have overall lower CPEs compared to other ad formats), as well as lower CPEs across the majority of ad formats compared to the prior year. Total yield per impression improved year-over-year, driven both by a mix shift toward higher yield ad formats as well as the higher CTRs across most ad formats.

Going forward, our revenue priorities remain:

•	Improving our core ad offerings through better performance and measurement, including ad platform improvements, self-serve measurement studies, and third-party accreditation;
•	Tapping into new channels of demand, such as online video, and introducing new ways to buy ads on Twitter; and
•	Continuing to grow DES revenue through our new product and channel segmented go-to-market approach.

As we look ahead to the remainder of the year, we remain optimistic about our ability to execute on our priorities and deliver value for advertisers on our platform. However, we face increasingly difficult comparables in the second half of 2018 as we approach the anniversary of the broad-based recovery that began in the second half of 2017. As a result, we continue to believe that our sequential growth rates for total revenue for the remainder of 2018 will resemble the sequential growth rates for total revenue in 2016.

Total GAAP expenses in Q1 were approximately flat year-over-year at $590 million, reflecting increased investments across the business offset by lower stock-based compensation (SBC) expense. On a non-GAAP basis, total expenses in Q1 increased 10% year-over-year to $513 million, reflecting investments across the business as noted above, including investments in increased headcount, infrastructure, and selling costs. Traffic acquisition costs (TAC) were $15 million, down 49% year-over-year, primarily due to the TellApart deprecation.

SBC expense in the quarter was $73 million, a decrease of 37% year-over-year and below our guidance range of $100 million to $110 million, primarily due to the timing of employee stock grant issuances. There is no long-term change to our trajectory or full year guidance with respect to SBC. We grew headcount sequentially again in Q1 and ended the quarter with more than 3,400 employees. We expect to grow headcount 10-15% year-over-year in 2018, as we continue to invest in our priorities, including improving the overall health of the platform, ongoing audience and engagement growth, improving ad products, and investments in sales.

Q1 marked our second consecutive quarter of GAAP profitability with net income of $61 million, net margin of 9%, and diluted EPS of $0.08. This represents a significant improvement from Q1 of 2017’s GAAP net loss of $62 million, net margin of (11%), and diluted EPS of ($0.09). We continue to expect to be GAAP profitable for the full year 2018.

On a non-GAAP basis, Q1 net income was $123 million for a non-GAAP net margin of 18% and non-GAAP diluted EPS of $0.16. This compares to non-GAAP net income of $53 million, a non-GAAP net margin of 10%, and non-GAAP diluted EPS of $0.07 in the prior year. As a result of the 2017 Tax Cuts and Jobs Act, the blended US federal and state statutory tax rate used to calculate our reported non-GAAP provisions for income taxes decreased from 37% to 24% beginning in Q1 2018. Approximately $21 million of the $70 million year-over-year increase in non-GAAP net income resulted from this change.

Adjusted EBITDA for Q1 was $244 million, or 37% of total revenue. This compares to $170 million or 31% of total revenue in the previous year. We outperformed our guidance range of $185 million to $205 million for adjusted EBITDA and 33% to 34% for adjusted EBITDA margins due to strong revenue performance, relative to our expectations, in the quarter. As a result, it's now more likely that we will see full year adjusted EBITDA margin expansion in 2018, with much of the improvement in the first half of the year.

We ended the quarter with $4.5 billion in cash, cash equivalents, and marketable securities. GAAP net cash provided by operating activities in the quarter was $243 million, an increase from $203 million in the previous year.

Capital expenditures totaled $107 million, which primarily reflects investments in infrastructure. Adjusted free cash flow for Q1 was $135 million, compared to $126 million in Q1’17.

DAU grew 10% year-over-year, marking another quarter of double-digit year-over-year growth. We continue to make Twitter easier to use with the launch of Bookmarks and video timestamps, and we’re making it easier to follow topics, interests, and events with new, curated timelines of Tweets around breaking news events across different parts of Twitter.

In Q1, we continued to make it easier for people to follow topics, interests, and events on Twitter. We've begun sharing curated timelines of Tweets around breaking news events in different parts of the app, including the Home timeline and search results, to make it easier to find relevant news and the surrounding conversation. This is a first step in a much more cohesive strategy around events that’s inclusive of both the conversation on Twitter and live video, and we’re continuing to experiment with ways to bring more personalized, relevant content to people across our product.

As we continue to expand our differentiated experience around events, video remains an important component of the experience on Twitter, allowing people to post relevant live broadcasts or video clips, advertisers to use In-Stream Video Ads to reach their customers on Twitter at highly relevant moments, and content owners to extend their reach on Twitter. The combination of video and conversation is core to our differentiated selection, speed, and personalization. In Q1, we signed more than 30 new live-streaming, highlight, and VOD partnerships, including a deal with Fox Sports for a unique live FIFA World Cup recap show and highlights of every FIFA World Cup goal, MLB for live games and highlights, MLS for live games and highlights, and People TV for a new nightly interactive live series called “Chatter.” In total, we streamed more than 1,300 live broadcasts in Q1, with approximately 80% of those reaching a global audience.

In addition, we launched new product features to help people discover and discuss what’s happening. We introduced Bookmarks to make it easier for people to save Tweets for later, and further simplified our product by grouping all of the share actions together under one new icon. We also launched new tools to let people share a specific moment in a live video directly from a Tweet, making it easier for people and publishers to find, watch, and discuss the most important moments in the video.

DAU grew 10% year-over-year in Q1, marking another quarter of double-digit growth, despite increasingly difficult year-ago comparisons. We also drove double-digit DAU growth in five out of our top 10 global markets, demonstrating another quarter of broad-based growth around the world. MAUs grew 3% year-over-year to 336 million. As expected, MAU continued to be negatively impacted by changes made to Safari’s third-party app integration, which affected approximately 1 million MAUs in Q1, and by our ongoing information quality efforts. US MAU was 69 million, up 1 million quarter-over-quarter and compared to 69 million in the year-ago period. Overall growth in audience and engagement was driven by a combination of organic growth, marketing, and product improvements, including the ongoing benefits of improved relevance in email, push notifications, and the timeline. MAU may continue to be negatively impacted in future periods due to our ongoing information quality efforts, GDPR, and other operational decisions, including decisions to not move to paid SMS carrier relationships in certain markets where previously free deals have not driven daily usage of Twitter. While the magnitude of any potential future impacts is difficult to predict, we believe that DAU will be less affected than MAU.

We made meaningful progress in our ongoing safety and information quality work in Q1, and we are continuing to invest in improving the quality of content and the overall health of the conversation on Twitter.

In the last 16 months, we have made more than 30 individual changes to our product, policies, and operations, all with the goal of making Twitter safer, and improving information quality on our service. For example, last quarter we implemented changes to TweetDeck and the Twitter API – two of the most common ways spam is placed on our service – to limit the ability to perform coordinated actions across multiple accounts. Early results from this change show roughly 90% fewer users creating fake or automated engagement spam via TweetDeck. Additionally, in Q1, we removed more than 142,000 applications connected to our Twitter API in violation of our developer rules – collectively responsible for more than 130 million low-quality Tweets during the same period.

Our ability to detect malicious automation, spam, and fake accounts also improved significantly.  Our systems continue to identify and challenge millions of suspicious accounts globally per week as a result of our sustained investments in improving information quality on Twitter.

In Q1, we introduced a new framework to think more cohesively about the issues affecting our service, including our ongoing work in safety and information quality. “Health,” our holistic approach to measure Twitter’s performance and impact, will help us more effectively and lastingly address specific challenges, like abuse and spam, by viewing them through the larger lens of the total health of the conversation. As part of this new approach, we initiated a request for proposal (RFP) process to collaborate with the world’s leading experts in this domain. We received more than 230 proposals from global institutions eager to help us further examine a broad range of topics that will advance this important work. We expect to have meaningful updates in the second quarter, and we’re committed to continuing to share our progress along the way.

Outlook

For Q2, we expect:

•	Adjusted EBITDA to be between $245 million and $265 million
•	Adjusted EBITDA margin to be between 37% and 38%
•	Stock-based compensation expense to be in the range of $85 million to $95 million

For FY 2018, we expect:

•	Stock-based compensation expense to be in the range of $350 million to $450 million
•	Capital expenditures to be between $375 million and $450 million

Note that our outlook for Q2 and the full year 2018 reflects foreign exchange rates as of April 16, 2018.

For more information regarding the non-GAAP financial measures discussed in this letter, please see "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures" below.  Guidance for adjusted EBITDA and adjusted EBITDA margin excludes stock-based compensation expense, depreciation and amortization expense, interest and other expense, net, provision (benefit) for income taxes, restructuring charges, and one-time nonrecurring gain. We have not reconciled adjusted EBITDA guidance to projected GAAP net income (loss) because we do not provide guidance on GAAP net income (loss) or the reconciling items between adjusted EBITDA and GAAP net income (loss), other than stock-based compensation expense, as a result of the uncertainty regarding, and the potential variability of, certain of these items. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.

Appendix

First Quarter Webcast and Conference Call Details

Twitter will host a conference call today, Wednesday, April 25, 2018, at 5am Pacific Time (8am Eastern Time) to discuss financial results for the first quarter of 2018. The company will be following the conversation about the earnings announcement on Twitter. To have your questions considered during the Q&A, Tweet your question to @TwitterIR using #TWTR. To listen to a live audio webcast, please visit the company’s Investor Relations page at investor.twitterinc.com. Twitter has used, and intends to continue to use, its Investor Relations website and the Twitter accounts of @jack, @Twitter, and @TwitterIR as means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.

Second Quarter Earnings Release Details

Twitter will release financial results for the second quarter of 2018 on July 27, 2018, before the market opens at approximately 4am Pacific Time (7am Eastern Time). On the same day, Twitter will host a conference call to discuss those financial results at 5am Pacific Time (8am Eastern Time).

About Twitter (NYSE: TWTR)

Twitter is what’s happening in the world and what people are talking about right now. From breaking news and entertainment to sports, politics, and everyday interests, see every side of the story. Join the open conversation. Watch live streaming events. Available in more than 40 languages around the world, the service can be accessed via twitter.com, an array of mobile devices, and SMS. For more information, please visit about.twitter.com, follow @Twitter, and download both the Twitter and Periscope apps at twitter.com/download and periscope.tv.

Forward-Looking Statements

This letter to shareholders contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Twitter's future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern Twitter's expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this letter to shareholders include, but are not limited to, statements regarding Twitter’s future financial and operating performance, including its outlook and guidance; Twitter’s expectations regarding its strategies, product, and business plans, including its priorities, areas of geographic growth, product initiatives, and product experiments; strategies for improving the health of the platform, increasing shareholder value, and improving safety; the development of, investment in, and demand for content (from content partners and users), its products, product features, and services, including video (particularly live-streaming, highlights, and VOD), and the impact thereof on its business; machine learning and data and enterprise solutions; the behavior of Twitter’s users, content partners, and advertisers; Twitter’s expectations regarding the growth of its revenue, including the drivers of such growth, profitability (including GAAP profitability), audience and engagement (including, in each case, any potential impact of its information quality efforts, GDPR, potential changes to carrier relationships and other operational decisions), monetization, advertiser base and spending, headcount, application of its abuse rules, allocation of resources, execution by its sales and operating teams, ad engagements; and Twitter’s future communications with the public regarding product features. Twitter's expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that: Twitter's user base and engagement do not grow or decline; Twitter’s strategies, priorities, or plans take longer to execute than anticipated; Twitter's new products and product features do not meet expectations; advertisers reduce or discontinue their spending on Twitter; data partners reduce or discontinue their purchases of data licenses from Twitter; and Twitter experiences expenses that exceed its expectations. The forward-looking statements contained in this letter to shareholders are also subject to other risks and uncertainties, including those more fully described in Twitter's Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the Securities and Exchange Commission. Additional information will also be set forth in Twitter's Quarterly Report on Form 10-Q for the quarter ended March 31, 2018. The forward-looking statements in this letter to shareholders are based on information available to Twitter as of the date hereof, and Twitter disclaims any obligation to update any forward-looking statements, except as required by law.

Non-GAAP Financial Measures

To supplement Twitter's financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, Twitter considers certain financial measures that are not prepared in accordance with GAAP, including adjusted EBITDA, non-GAAP net income, non-GAAP expenses, non-GAAP income before income taxes, non-GAAP provision for income taxes, adjusted EBITDA margin, non-GAAP net margin, non-GAAP diluted EPS, and adjusted free cash flow. Twitter defines adjusted EBITDA as net income (loss) adjusted to exclude stock-based compensation expense, depreciation and amortization expense, interest and other expense, net, provision (benefit) for income taxes, restructuring charges, and one-time nonrecurring gain; Twitter defines non-GAAP net income as net income (loss) adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment of investments in privately held companies, restructuring charges and one-time nonrecurring gain, and adjustment to income tax expense based on the non-GAAP measure of profitability using Twitter’s blended US federal and state statutory tax rate. Twitter defines non-GAAP expenses as total costs and expenses adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash expense related to acquisitions, restructuring charges, and one-time nonrecurring gain; Twitter defines non-GAAP income before income taxes as income (loss) before income taxes adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment of investments in privately held companies, restructuring charges, and one-time nonrecurring gain; and Twitter defines non-GAAP provision for income taxes as the current and deferred income tax expense commensurate with the non-GAAP measure of profitability using Twitter’s blended US federal and state statutory tax rate. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenue. Non-GAAP net margin is calculated by dividing non-GAAP net income by revenue. Non-GAAP diluted EPS is calculated by dividing non-GAAP net income by non-GAAP share count. Non-GAAP share count is GAAP share count plus potential common stock instruments such as stock options, RSUs, shares to be purchased under employee stock purchase plan, unvested restricted stock, the conversion feature of convertible senior notes, and warrants. Adjusted free cash flow is GAAP net cash provided by operating activities less capital expenditures (i.e., purchases of property and equipment including equipment purchases that were financed through capital leases, less proceeds received from disposition of property and equipment). Twitter is presenting these non-GAAP financial measures to assist investors in seeing Twitter's operating results through the eyes of management, and because it believes that these measures provide an additional tool for investors to use in comparing Twitter's core business operating results over multiple periods with other companies in its industry.

Twitter uses the non-GAAP financial measures of adjusted EBITDA, non-GAAP net income, non-GAAP expenses, non-GAAP income before income taxes, non-GAAP provision for income taxes, non-GAAP net margin, adjusted EBITDA margin, and non-GAAP diluted EPS in evaluating its operating results and for financial and operational decision-making purposes. Twitter believes that adjusted EBITDA, non-GAAP net income, non-GAAP expenses, non-GAAP net margin, adjusted EBITDA margin, and non-GAAP diluted EPS help identify underlying trends in its business that could otherwise be masked by the effect of the expenses and one-time gains or charges that it excludes in adjusted EBITDA, non-GAAP net income, non-GAAP expenses, non-GAAP net margin, adjusted EBITDA margin, and non-GAAP diluted EPS. Twitter also believes that adjusted EBITDA, non-GAAP net income, non-GAAP net margin, non-GAAP expenses, adjusted EBITDA margin, and non-GAAP diluted EPS provide useful information about its operating results, enhance the overall understanding of Twitter's past performance and future prospects, and allow for greater transparency with respect to key metrics used by Twitter's management in its financial and operational decision-making. Twitter uses these measures to establish budgets and operational goals for managing its business and evaluating its performance. In addition, Twitter believes that adjusted free cash flow provides useful information to management and investors about the amount of cash from operations and that it is typically a more conservative measure of cash flows. However, adjusted free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of its ability to fund its cash needs.  Twitter also presents revenue without the effects of TellApart, which has been fully deprecated and no longer contributes to revenue.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

Contacts

Investors: Cherryl Valenzuela ir@twitter.com	Press: Kristin Binns press@twitter.com

TWITTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$1,601,028	$1,638,413
Short-term investments	2,927,803	2,764,689
Accounts receivable, net	611,840	664,268
Prepaid expenses and other current assets	268,564	254,514
Total current assets	5,409,235	5,321,884
Property and equipment, net	801,912	773,715
Intangible assets, net	44,794	49,654
Goodwill	1,190,932	1,188,935
Other assets	92,568	78,289
Total assets	$7,539,441	$7,412,477
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$137,968	$170,969
Accrued and other current liabilities	304,115	327,333
Capital leases, short-term	86,571	84,976
Total current liabilities	528,654	583,278
Convertible notes	1,650,064	1,627,460
Capital leases, long-term	71,970	81,308
Deferred and other long-term tax liabilities, net	15,535	13,240
Other long-term liabilities	62,782	59,973
Total liabilities	2,329,005	2,365,259
Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	7,831,429	7,750,522
Accumulated other comprehensive loss	(22,325)	(31,579)
Accumulated deficit	(2,598,672)	(2,671,729)
Total stockholders’ equity	5,210,436	5,047,218
Total liabilities and stockholders’ equity	$7,539,441	$7,412,477

TWITTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
Revenue	$664,871	$548,251
Costs and expenses
Cost of revenue	222,823	220,339
Research and development	123,346	128,728
Sales and marketing	178,059	169,594
General and administrative	65,718	69,868
Total costs and expenses	589,946	588,529
Income (loss) from operations	74,925	(40,278)
Interest expense	(27,015)	(25,409)
Interest income	16,181	8,520
Other expense, net	(209)	(1,198)
Income (loss) before income taxes	63,882	(58,365)
Provision for income taxes	2,885	3,194
Net income (loss)	$60,997	$(61,559)
Net income (loss) per share:
Basic	$0.08	$(0.09)
Diluted	$0.08	$(0.09)
Weighted-average shares used to compute net income (loss) per share:
Basic	747,697	722,048
Diluted	765,861	722,048

TWITTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
Cash flows from operating activities
Net income (loss)	$60,997	$(61,559)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	96,846	102,792
Stock-based compensation expense	73,266	116,997
Amortization of discount on convertible notes	20,722	19,248
Changes in bad debt provision	259	1,318
Deferred income tax	(670)	(240)
Other adjustments	93	(9,533)
Changes in assets and liabilities:
Accounts receivable	61,166	153,348
Prepaid expenses and other assets	(22,892)	(24,000)
Accounts payable	(26,948)	(36,950)
Accrued and other liabilities	(20,166)	(57,973)
Net cash provided by operating activities	242,673	203,448
Cash flows from investing activities
Purchases of property and equipment	(93,091)	(39,881)
Proceeds from sales of property and equipment	1,763	—
Purchases of marketable securities	(831,882)	(701,964)
Proceeds from maturities of marketable securities	660,056	659,450
Proceeds from sales of marketable securities	5,512	74,798
Proceeds from sales of long-lived assets	—	35,000
Other investing activities	(1,350)	(10,006)
Net cash provided by (used in) investing activities	(258,992)	17,397
Cash flows from financing activities
Taxes paid related to net share settlement of equity awards	(7,557)	(3,090)
Payments of capital lease obligations	(24,247)	(27,084)
Proceeds from exercise of stock options	2,768	6,522
Net cash used in financing activities	(29,036)	(23,652)
Net increase (decrease) in cash, cash equivalents and restricted cash	(45,355)	197,193
Foreign exchange effect on cash, cash equivalents and restricted cash	1,950	4,184
Cash, cash equivalents and restricted cash at beginning of period	1,673,857	1,027,633
Cash, cash equivalents and restricted cash at end of period	$1,630,452	$1,229,010
Supplemental disclosures of non-cash investing and financing activities
Equipment purchases under capital leases	$16,086	$37,434
Changes in accrued property and equipment purchases	$(2,798)	$4,890
Reconciliation of cash, cash equivalents and restricted cash as shown in the consolidated statements of cash flows
Cash and cash equivalents	$1,601,028	$1,191,566
Restricted cash included in prepaid expenses and other current assets	2,747	7,871
Restricted cash included in other assets	26,677	29,573
Total cash, cash equivalents and restricted cash	$1,630,452	$1,229,010

TWITTER, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
Non-GAAP net income and net income per share:
Net income (loss)	$60,997	$(61,559)
Exclude: Provision for income taxes	2,885	3,194
Income (loss) before income taxes	63,882	(58,365)
Stock-based compensation expense	73,266	116,997
Amortization of acquired intangible assets	4,942	16,191
Non-cash interest expense related to convertible notes	20,722	19,248
Restructuring charges and one-time nonrecurring gain	(983)	(9,572)
Non-GAAP income before income taxes	161,829	84,499
Non-GAAP provision for income taxes (1)	38,839	31,265
Non-GAAP net income	$122,990	$53,234
GAAP basic shares	747,697	722,048
Dilutive equity awards (2)	18,164	8,675
Non-GAAP diluted shares (3)	765,861	730,723
Non-GAAP diluted net income per share	$0.16	$0.07
Adjusted EBITDA:
Net income (loss)	$60,997	$(61,559)
Stock-based compensation expense	73,266	116,997
Depreciation and amortization expense	96,846	102,792
Interest and other expense, net	11,043	18,087
Provision for income taxes	2,885	3,194
Restructuring charges and one-time nonrecurring gain	(983)	(9,572)
Adjusted EBITDA	$244,054	$169,939
Stock-based compensation expense by function:
Cost of revenue	$4,799	$5,952
Research and development	41,946	64,386
Sales and marketing	14,822	25,089
General and administrative	11,699	21,570
Total stock-based compensation expense	$73,266	$116,997
Amortization of acquired intangible assets by function:
Cost of revenue	$4,477	$6,857
Sales and marketing	465	9,334
Total amortization of acquired intangible assets	$4,942	$16,191
Restructuring charges and one-time nonrecurring gain by function:
Cost of revenue	$(60)	$103
Research and development	(330)	(11,512)
Sales and marketing	(400)	1,478
General and administrative	(193)	359
Total restructuring charges and one-time nonrecurring gain	$(983)	$(9,572)
Non-GAAP costs and expenses:
Total costs and expenses	$589,946	$588,529
Less: stock-based compensation expense	(73,266)	(116,997)
Less: amortization of acquired intangible assets	(4,942)	(16,191)
Less: restructuring charges and one-time nonrecurring gain	983	9,572
Non-GAAP total costs and expenses	$512,721	$464,913
Adjusted free cash flow:
Net cash provided by operating activities	$242,673	$203,448
Less: purchases of property and equipment	(93,091)	(39,881)
Plus: proceeds from sales of property and equipment	1,763	—
Less: equipment purchases under capital leases	(16,086)	(37,434)
Adjusted free cash flow	$135,259	$126,133

(1) As a result of the 2017 Tax Cuts and Jobs Act, the blended US federal and state statutory tax rate used to calculate our reported non-GAAP provisions for income taxes decreased from 37% to 24% beginning in the first quarter of 2018.

(2) Gives effect to potential common stock instruments such as stock options, RSUs, shares to be issued under ESPP, unvested restricted stocks and warrants. There is no dilutive effect of the notes nor the related hedge and warrant transactions.

(3) GAAP dilutive shares are the same as Non-GAAP dilutive shares for the three months ended March 31, 2018.